Exhibit 99.1

CHANNELL PROVIDES FOURTH QUARTER AND FULL YEAR
2007 FINANCIAL GUIDANCE

•                  2007 revenues are expected to grow ~22% over 2006.

•                  Q4 2007 GAAP loss is expected to decrease substantially to $0.07-$0.09 versus year ago $0.29 loss per share.

•                  2007 GAAP EPS is expected in the $0.02-$0.04 range versus $0.72 loss per share in 2006.

Temecula, Calif., January 22, 2008 – Channell Commercial Corp. (NasdaqGM: CHNL) a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water harvesting solutions in markets throughout Australia and North America, today announced financial guidance for the fourth quarter and full year 2007, ended December 31, 2007.

Revenue for the quarter is expected within the $29.5 million to $30 million range as compared to $24.7 million in the comparable period a year ago. On a GAAP basis, the Company anticipates a fourth quarter loss of $0.07-$0.09 per share as compared to a GAAP loss per share of $0.29 in the fourth quarter of 2006. For the full year 2007, revenues are expected to be slightly over $133 million, representing an approximate 22% increase as compared to 2006 revenues of $109.1 million. GAAP earnings per share for the full year 2007 is expected to be $0.02-$0.04. This represents a marked improvement from the per-share losses of fiscal 2006 and 2005 of $0.72 and $0.73, respectively.

Final results will be issued near the filing of the form 10-K for fiscal year 2007 with the Securities and Exchange Commission.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water harvesting solutions distributed in markets throughout Australia. Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks. The Company’s headquarters and U.S. manufacturing facilities are in Temecula, California. International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia. The Company’s website is www.channell.com

Forward-Looking Statements

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.

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Examples of forward looking statements would include statements about the expected future revenues, expenses and other financial results, and any other statements that are not historical facts. These statements are based on management’s current expectation and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (7) energy costs, (8) integration of acquired businesses, (9) delays in product development, (10) operating leverage, (11) seasonality and fluctuations in operating results and (12) worldwide economic conditions. Such uncertainties are discussed further in the Company’s filings with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.

CONTACTS

At the Company:

Michael Perica

Treasurer

951-719-2600

mperica@channell.com